Exhibit 99.1

News Release

CommScope Initiates Additional Manufacturing Consolidation

HICKORY, NC, July 21, 2008—CommScope, Inc., a world leader in infrastructure solutions for communications networks, has initiated plans to further optimize its global manufacturing network as part of the company’s goal to better utilize facilities, reduce costs and enhance its long-term competitive position in markets around the world.

In separate actions, CommScope expects to consolidate certain antenna and cable production within its Antenna, Cable and Cabinet Group and Enterprise segments into other existing facilities.  The changes as proposed, some of which are subject to employee consultation processes, would affect the following facilities:

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England:  Microwave antenna operations at three locations in the Stratford area would be shifted to existing Andrew antenna manufacturing facilities or outsourced.  This would result in closure of the Stratford, Bidford and Long Marston locations.

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Czech Republic:  Base station antenna production in Brno would be discontinued and moved to existing Andrew antenna plants or outsourced.  In addition, the connector, cable, and accessory assembly operations in Brno are under consideration for relocation to other Andrew locations or outsourcing.  Other operations in Brno would not be affected.

•	Australia: Enterprise cabling operations in Brisbane will be discontinued by early 2009, with production moved to other CommScope facilities.
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Scotland:  Machine shop operations in Lochgelly would be consolidated into other Andrew facilities or outsourced.  Cable re-roll processes and some support functions also are being reviewed.  Other operations in Lochgelly would not be affected.

The proposed changes are expected to result in a net reduction of at least 85 employees across the company.  In total, more than 700 existing jobs could be affected by these planned actions, with the majority of these positions potentially relocated to other existing company locations.

“We regret that many of our people may be impacted.   However, we can better serve and secure the long-term interests of our global employee population, as well as our customers and shareholders, by reducing costs whenever possible and improving utilization of our extensive capabilities in response to regional market demand,” said Brian Garrett, CommScope president and chief operating officer.  “Combined with our previously announced actions that affected manufacturing locations in Belgium, Brazil and Italy, these proposed moves are expected to enable CommScope to have a much more highly efficient and properly utilized manufacturing footprint around the world.  We remain committed to global competitiveness and excellence in everything we do, especially serving customers.”

The proposed changes at facilities in Europe are subject to completion of the appropriate employee consultation processes. When plans are finalized and approved later this year, the company will provide overall expected costs and savings.  The company would incur restructuring charges to support the changes, but also anticipates significant benefits from these actions when fully implemented by late 2009.

The savings from these new initiatives are incremental to the previously announced intention to create $90 million to $100 million in merger-related savings within two years of the December 2007 Andrew Corporation acquisition, of which $50 million to $60 million are expected to occur in 2008.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its
SYSTIMAX® and Uniprise® brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

END

News Media Contact:
Rick Aspan, CommScope
+1 708-236-6568 or publicrelations@commscope.com

Investor Contact:
Phil Armstrong, CommScope
+1 828-323-4848

This press release contains forward-looking statements regarding, among other things, the announced global manufacturing changes, business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued economic weakness and uncertainties,  the challenges of achieving anticipated synergies related to manufacturing initiatives; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees and existing business alliances;  customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; achievement of cost reduction synergies expected from the acquisition of Andrew; significant international operations; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of the TruePosition, Inc. litigations and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.